Exhibit (i)(2)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com ________________________________

October 25, 2024

VIA EDGAR

USCF ETF Trust

Attn: Board of Trustees

1850 Mt. Diablo Blvd., Suite 640

Walnut Creek, CA 94596

Re:	USCF ETF Trust (the “Trust”)
File Nos. 333-196273 and 811-22930
Post-Effective Amendment No. 190

To the Board of Trustees:

We hereby consent to the reference to our name under the captions “Legal Counsel” in each Prospectus and the Statement of Additional Information filed as part of Post-Effective Amendment No. 190 to the Trust’s Registration Statement on Form N-1A with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Dechert LLP

Dechert LLP

cc: Daphne G. Frydman, USCF Advisers LLC